Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Seaspan Corporation

We consent to the incorporation by reference in the registration statements on Form F-3 (File Nos. 333-180895; 333-195571; 333-200639; 333-211545; 333-220176; 333-224288), Form F-3D (File Nos. 333-151329; 333-202698; 333-224291) and Form S-8 (File Nos. 333-173207; 333-189493; 333-200640; 333-212230; 333-222216) of Seaspan Corporation of our report dated March 6, 2018, except as to Note 20, which is as of June 15, 2018, with respect to the consolidated financial statements and our report dated March 6, 2018 with respect to the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in this Report of Foreign Private Issuer on Form 6-K.

/s/ KPMG LLP

Chartered Professional Accountants

June 15, 2018

Vancouver, Canada